EXHIBIT 99.2

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	May 16, 2014

General Employment Enterprises, Inc. Appoints Experienced Staffing Executive Gary Redwine to Advisory Committee

NAPERVILLE, IL, May 16, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) is pleased to announce that the Company has appointed experienced alternate workforce executive, Gary Redwine, to its Advisory Committee.

Andrew Norstrud, Chief Executive Officer of General Employment, commented, “We are pleased to appoint Gary as the second member of our Advisory Committee. He brings over 35 years of executive experience in the consulting and alternate workforce industries to the Company, which will be instrumental as we navigate and execute on our growth plans. Gary will be an integral part of our decision making process and look forward to his contributions in the time ahead.”

Currently, Gary Redwine is Partner, President, and CEO of RAMS, Inc., where he has full responsibility for all marketing, sales, and field operations for the RAMS Family of Companies. RAMS was founded in 1994 as an alternate workforce solution provider specializing in the skilled trades aspect of the commercial construction industry. Since its inception, RAMS has evolved into a Family of Companies that provides integrated human resources and training solutions to - and satisfies many of the unique needs of - the commercial construction and consulting industries.

RAMS is a licensed Electrical and General Contractor and the parent company. RAMS RPG provides full time and benefited employees to the commercial and industrial construction industries specializing in electrical, plumbing, mechanical, and structured data cabling.  RPG provides alternate workforce solutions to other contractors enabling them to secure larger projects in diverse locations.  RAMS TEC is its training division that is certified to conduct OSHA 10 & 30 along with FASA & BASA technical training and certification.  RAMS JumpStart is a state approved (P.065), fully monitored pre-apprenticeship program that was developed in 2004 to promote the training of entry-level skilled trades personnel for electrical and plumbing.  It is a 26 week program that has graduated over 800 new skilled trades personnel.

Prior to joining RAMS, he has held various executive positions, ending as Division President, for CDI Corporation a multi-billion dollar staffing, consulting, and engineering firm.  He developed and managed the growth in IT, Aerospace, Petro-Chem, Telecommunications, Manufacturing, and Federal contracting verticals. Prior to CDI, Gary was a Division Manager for Manpower Services.

Gary has been an international guest speaker for the China External Trade and Development Council in Taiwan on “International Strategic Alliances – Lessons from the Japan/US Cross Border Industrial Experience”.  He also served on the CADAM Task Force for the Department of Defense on developing Computer-Aided Logistic Design Standards. He currently serves on the Board of Directors for TN – The Face Pain Association, a 501-(-c-)-(-3-) non-profit international organization, as well as for the Florida Association of Electrical Contractors.

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (813) 769-3580
Fax: (630) 954-0595
E-mail: andrew.norstrud@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.